Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information constituting part of Post-Effective Amendment No. 108 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Contrafund II, Fidelity Fifty, Fidelity Fund, and Fidelity Growth & Income II Portfolio of our reports dated August 3, 2001 on the financial statements and financial highlights included in the June 30, 2001 Annual Reports to Shareholders of Fidelity Contrafund II, Fidelity Fifty, Fidelity Fund, and Fidelity Growth & Income II Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 15, 2001